EXHIBIT 5.01

OPINION OF COUNSEL

[Davis Polk & Wardwell Letterhead]

February 17, 2012

FormFactor, Inc.

7005 Southfront Road

Livermore, California  94551

Ladies and Gentlemen:

FormFactor, Inc., a Delaware corporation (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 2,985,500 shares of its common stock, par value $0.001 per share (the “Common Stock”), consisting of 2,492,816 shares issuable pursuant to the 2002 Equity Incentive Plan (as amended, the “Equity Plan”) and 492,684 shares issuable pursuant to the 2002 Employee Stock Purchase Plan (as amended, the “ESPP” and, together with the Equity Plan, the “Plans”), as described in the Registration Statement.

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion, when the Common Stock has been duly issued and delivered in accordance with the terms and conditions of the Plans, the Common Stock will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ DAVIS POLK & WARDWELL LLP

Davis Polk & Wardwell LLP